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Exhibit 2.1

        DISTRIBUTION AGREEMENT

by and between

TMP WORLDWIDE INC.

and

HUDSON HIGHLAND GROUP, INC.

Dated as of March            , 2003

ARTICLE 6 ACCESS TO INFORMATION
6.01	Provision of Corporate Records	18
6.02	Access to Information	18
6.03	Litigation Cooperation	18
6.04	Reimbursement	18
6.05	Retention of Records	18
6.06	Confidential Information	18
6.07	Inapplicability of Article 6 to Tax Matters	19
ARTICLE 7 CERTAIN OTHER AGREEMENTS
7.01	Leased Real Property	19
7.02	Insurance Policies	19
7.03	Tax Matters	21
7.04	Use of Names, Trademarks, etc	21
7.05	Intellectual Property	24
7.06	Certain Business Matters	25
7.07	Reimbursement of HHGI Group Liabilities	26
7.08	Delivery of Property	26
7.09	Further Assurances and Consents	26
ARTICLE 8 MISCELLANEOUS
8.01	Notices	26
8.02	Amendments; No Waivers	27
8.03	Expenses	27
8.04	Successor and Assigns	28
8.05	Governing Law	28
8.06	Counterparts; Effectiveness	28
8.07	Entire Agreement	28
8.08	Set-Offs	28
8.09	Arbitration	28
8.10	Existing Arrangements	28
8.11	Termination Prior to the Distribution	29
8.12	Publicity	29
8.13	Captions	29
8.14	Third Party Beneficiaries	29

ii

DISTRIBUTION AGREEMENT

        This DISTRIBUTION AGREEMENT, dated as of March    , 2003 (this "Agreement"), is by and between TMP Worldwide Inc., a Delaware corporation ("TMP"), and Hudson Highland Group, Inc., a Delaware corporation ("HHGI").

W I T N E S S E T H:

        WHEREAS, HHGI is presently a wholly-owned subsidiary of TMP;

        WHEREAS, the Board of Directors of TMP has determined that it is in the best interests of TMP, its stockholders and HHGI that all shares of HHGI Common Stock (as defined below) owned by TMP be distributed pro rata to TMP's stockholders;

        WHEREAS, TMP and HHGI are concurrently herewith entering into the Tax Separation Agreement (as defined below); and

        WHEREAS, the parties hereto desire to set forth herein the principal corporate transactions to be effected in connection with the Distribution (as defined below) and certain other matters relating to the relationship and the respective rights and obligations of the parties following the Distribution.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        1.01    Definitions.    The following terms, as used herein, have the following meanings:

        "Action" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Ancillary Agreement" means each of the Contribution Agreement, each Financing Agreement, each Real Estate Agreement, the Services Agreement and the Tax Separation Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission.

        "Contribution Agreement" means the Contribution Agreement, dated as of March     , 2003, between TMP and HHGI, providing for the contribution of all of the outstanding shares of capital stock of certain wholly-owned Subsidiaries of TMP to HHGI.

        "Corporate Restructuring Transactions" means, collectively, (i) each of the distributions, transfers, conveyances, contributions, assignments and other transactions described in the Contribution Agreement, and (ii) such other distributions, transfers, conveyances, contributions, assignments and other transactions (so long as such other distributions, transfers, conveyances, contributions, assignments and other transactions do not, individually or in the aggregate, adversely affect the TMP Business (other than to a de minimis extent)) that may be required to be accomplished, effected or consummated by TMP, HHGI or any of their respective Subsidiaries or Affiliates in order to separate and divide, in a series of transactions that, to the extent possible, shall qualify for tax-free treatment under the Code, the existing businesses of TMP so that, except as otherwise provided in the Distribution Documents, (A) the business, assets and liabilities necessary for the continuing operation of the HHGI Business shall be owned, directly or indirectly, by HHGI, and (B) the business, assets and liabilities of TMP that remain after the separations and divisions described above, including, without limitation, the business, assets and liabilities necessary for the continuing operation of the TMP Business, are, after giving effect to the Distribution, owned, directly or indirectly, by TMP.

        "Distribution" means a distribution by TMP of all HHGI Common Stock owned by it to the holders of TMP Common Stock as of the Record Date.

        "Distribution Agent" means The Bank of New York.

        "Distribution Date" means the day as of which the Distribution shall be effected.

        "Distribution Documents" means all of the agreements and other documents entered into in connection with the Distribution as contemplated hereby, including, without limitation, this Agreement and the Ancillary Agreements.

        "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, permits, licenses and governmental restrictions, whether now or hereafter in effect, relating to the environment, the effect of the environment on human health or to emissions, discharges, releases, manufacturing, storage, processing, distribution, use, treatment, disposal, transportation or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Finally Determined" means, with respect to any Action or other matter, that the outcome or resolution of such Action or matter has been determined by judgment or order not subject to further appeal or discretionary review.

        "Financing Agreements" shall mean the following agreements and instruments to be entered into by TMP and/or HHGI on or prior to the Distribution Date (as such agreements and instruments may thereafter be amended, modified or supplemented in accordance with their respective terms): (i) the promissory note in the principal amount of $15,000,000 from HHGI to and in favor of TMP; (ii) the loan agreement between TMP and HHGI entered into in connection with such promissory note; (iii) the security agreement entered into between TMP and HHGI in connection with such loan agreement; and (iv) any other supplementary agreements or instruments delivered to TMP by HHGI in connection with the foregoing.

        "Form 10" means the registration statement on Form 10 filed by HHGI with the Commission to effect the registration of HHGI Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended from time to time.

        "Group" means, as the context requires, the HHGI Group or the TMP Group.

        "HHGI Business" means the businesses, including TMP's existing executive search and eResourcing businesses, that, after giving effect to the Corporate Restructuring Transactions, are conducted by (i) the HHGI Group and (ii) any business entity acquired or established by or for TMP or HHGI or any of their respective Subsidiaries between the date of this Agreement and the close of business on the Distribution Date that is engaged in, or intends to engage in, any business that is of a type or nature that would have resulted in such business being a Subsidiary included in, or an asset of, the HHGI Group.

        "HHGI Common Stock" means the common stock, par value $.001 per share, of HHGI.

        "HHGI Group" means HHGI and its Subsidiaries as of and after the Distribution Date (including all predecessors to such Persons).

        "HHGI Liabilities" means all (i) Liabilities of the HHGI Group under this Agreement and (ii) except as otherwise specifically provided herein or in any Ancillary Agreement, other Liabilities, whether arising before, on or after the Distribution Date, of or relating to the HHGI Group or arising from or in connection with the conduct of the HHGI Business or the ownership or use of assets in connection therewith, including, without limitation, any Liabilities arising under or relating to Environmental Laws and any liabilities under the provisions of any joint agreement assigned to it pursuant to Section 2.06(c). Notwithstanding the foregoing, "HHGI Liabilities" shall exclude (x) any Liabilities for Taxes (since such Liabilities shall be governed by the Tax Separation Agreement) and (y) any Liabilities specifically retained or assumed by TMP pursuant to this Agreement.

        "Information Statement" means the information statement to be sent to each holder of TMP Common Stock in connection with the Distribution.

        "Intellectual Property" means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including utility and design patents, industrial designs and utility models), patent applications, patent and invention disclosures and all other rights of inventorship, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; (b) copyrights in copyrightable works and all other rights of authorship, worldwide, and all applications (including the right to file applications), registrations and renewals in connection therewith; (c) trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, software and specifications and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act); (d) computer and electronic data processing programs and software, both source code and object code (including data and related documentation, flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs; (e) rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide; (f) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); (g) all other proprietary and intellectual property rights and interests (excluding names, trademarks and other rights and interests that are the subject of Section 7.04 hereof); and (h) all other rights relating to any or all of the foregoing.

        "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, any action, order, injunction or consent decree of any governmental agency or entity, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

        "Losses" means, with respect to any Person, any and all damage, loss, liability and expense incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all Actions or threatened Actions).

        "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

        "Real Estate Agreements" means all subleases, releases, assignments, consents and agreements relating to the division of real property and interests therein between members of the TMP Group and members of the HHGI Group entered into as of or prior to the Distribution Date, in each case as amended from time to time.

        "Record Date" means the date determined by TMP's Board of Directors (or determined by a committee of such Board of Directors pursuant to authority delegated to such committee by TMP's Board of Directors) as the record date for determining the holders of TMP Common Stock entitled to receive the Distribution.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Services Agreement" means the Transition Services Agreement, dated as of the date hereof, between TMP and HHGI.

        "Subsidiary" means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

        "Tax" means tax of any kind, a levy or other like assessment, customs, duties, imposts, charges or fees imposed or payable to the United States or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

        "Tax Separation Agreement" means the Tax Separation Agreement, dated as of the date hereof, between TMP and HHGI.

        "TMP Business" means the businesses (other than the HHGI Business) that, after giving effect to the Corporate Restructuring Transactions, are or were conducted by (i) the TMP Group, (ii) any other division, Subsidiary or investment of TMP, any TMP Subsidiary or any of the other members of the TMP Group managed or operated or in existence as of the date of this Agreement or any prior time, unless such other division, Subsidiary or investment is expressly included in the HHGI Group immediately after giving effect to the Corporate Restructuring Transactions, and (iii) any business entity acquired or established by or for TMP or any of its Subsidiaries between the date of this Agreement and the close of business on the Distribution Date that is engaged in, or intends to engage in, any business that is of a type or nature that would have resulted in such business being a Subsidiary included in, or an asset of, the TMP Group.

        "TMP Common Stock" means the common stock, par value $.001 per share, of TMP.

        "TMP Group" means TMP and its Subsidiaries (other than any Subsidiary or member of, or other entity in, the HHGI Group).

        "TMP Liabilities" means all (i) Liabilities of the TMP Group under this Agreement and (ii) except as otherwise specifically provided herein or in any Ancillary Agreement, other Liabilities, whether arising before, on or after the Distribution Date, of or relating to the TMP Group or arising from or in connection with the conduct of the businesses of the TMP Group (other than the HHGI Business) or the ownership or use of assets in connection therewith, including, without limitation, any Liabilities arising under or relating to Environmental Laws and any liabilities under the provisions of any joint agreement assigned to it pursuant to Section 2.06(c). Notwithstanding the foregoing, "TMP Liabilities" shall exclude (x) any Liabilities for Taxes (since such Liabilities shall be governed by the Tax Separation Agreement) and (y) any Liabilities specifically retained or assumed by HHGI pursuant to this Agreement.

ARTICLE 2
PRE-DISTRIBUTION TRANSACTIONS;
CERTAIN COVENANTS

        2.01    Corporate Restructuring Transactions.    On or prior to the Distribution Date, TMP and HHGI shall, and shall cause each of their respective Subsidiaries to, as applicable, take such actions as are necessary to cause, effect and consummate the Corporate Restructuring Transactions. TMP and HHGI hereby agree that any one or more of the Corporate Restructuring Transactions may be modified, supplemented or eliminated; provided such modification, supplement or elimination (i) is necessary or appropriate to divide the existing businesses of TMP so that the HHGI Business shall be owned, directly or indirectly, by HHGI, and (ii) does not, individually or in the aggregate, adversely affect the TMP Business (other than to a de minimis extent). After the completion of the Corporate Restructuring Transactions, the Subsidiaries listed on Schedule 2.01 (other than any such Subsidiary that is liquidated or merged into or consolidated with another entity in connection with the Corporate Restructuring Transactions) shall be direct or indirect Subsidiaries of HHGI. On or prior to the Distribution Date, TMP and HHGI shall cause the name of any Subsidiary listed on Schedule 2.01 that includes the name "TMP" to be changed such that "TMP" is no longer included in the name of such Subsidiary; provided, however, that in the case of any such Subsidiary organized under the laws of a European jurisdiction, TMP and HHGI shall cause such Subsidiary, on or prior to the Distribution Date, to adopt a resolution and to submit to any applicable authority a duly completed application to change its name such that "TMP" is no longer included in the name of such Subsidiary.

        2.02    Charter and Bylaws of HHGI.    On or prior to the Distribution Date, TMP and HHGI shall take all necessary actions so that, as of the Distribution Date, HHGI's certificate of incorporation (the "HHGI Charter") and bylaws will be substantially in the forms attached hereto as Exhibits A and B, respectively.

        2.03    Election of Directors of HHGI.    On or prior to the Distribution Date, TMP, as the sole stockholder of HHGI, shall take all necessary action so that as of the Distribution Date the directors of HHGI will be as set forth in the Information Statement.

        2.04    TMP Board Action.    TMP's Board of Directors shall, in its discretion, establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

        2.05    Transfer and Assignment of Certain Licenses and Permits.

          (a)    Licenses and Permits Relating to the HHGI Business.    On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, TMP shall (and, if applicable, shall cause any other Person over which it has legal or effective direct or indirect control to) duly and validly transfer or cause to be duly and validly transferred to the appropriate member of the HHGI Group (as directed by HHGI) all material transferable licenses, permits and authorizations issued by any governmental authority which relate to the HHGI Business but which are held in the name of any member of the TMP Group, or any of their respective employees, officers, directors, stockholders or agents.

          (b)    Licenses and Permits Relating to the TMP Business.    On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, HHGI shall (and, if applicable, shall cause any other Person over which it has legal or effective direct or indirect control to) duly and validly transfer or cause to be duly and validly transferred to the appropriate member of the TMP Group (as directed by TMP) all material transferable licenses, permits and authorizations issued by any governmental authority which relate to the TMP Business but which are held in the name of any member of the HHGI Group, or any of their respective employees, officers, directors, stockholders or agents.

        2.06    Transfer and Assignment of Certain Agreements.

          (a)    Transfer and Assignment of TMP Business Agreements.    Subject to the limitations set forth in this Section 2.06 and in Section 2.16, HHGI hereby, on behalf of itself and any of the other members of its Group over which it has, or upon completion of the Corporate Restructuring Agreements contemplated by this Agreement will have, legal or effective direct or indirect control, assigns, transfers and conveys to TMP (or such other member of the TMP Group as TMP shall direct) all of its (or such other member of its Group's) right, title and interest in and to any and all agreements that relate exclusively to the TMP Business or any member of the TMP Group.

          (b)    Transfer and Assignment of HHGI Business Agreements.    Subject to the limitations set forth in this Section 2.06 and in Section 2.16, TMP hereby, on behalf of itself and any of the other members of its Group over which it has, or upon completion of the Corporate Restructuring Agreements contemplated by this Agreement will have, legal or effective direct or indirect control, assigns, transfers and conveys to HHGI (or such other member of the HHGI Group as HHGI shall direct) all of its (or such member of its Group's) right, title and interest in and to any and all agreements that relate exclusively to the HHGI Business or any member of the HHGI Group.

          (c)    Joint Agreements.    Subject to the provisions of Section 2.16 below, any agreement to which any party hereto (or any other member of such party's Group) is a party that inures to the benefit of both the TMP Business and the HHGI Business is hereby assigned in part so that each party (or such other member of such party's Group) is entitled to the rights and benefits inuring to its business under such agreement. Notwithstanding the foregoing, to the extent that any such agreement contains a mandatory arbitration clause, non-solicitation or non-competition covenant or provision restricting disclosure of confidential information (i) for the benefit of the TMP Business, the full benefit of such clause, covenant or provision is hereby retained by or assigned to the applicable member of the TMP Group and (ii) exclusively for the benefit of the HHGI Business, the full benefit of such clause, covenant or provision is hereby retained or assigned to the applicable member of the HHGI Group.

          (d)    Obligations of Assignees.    The assignee of any agreement assigned, in whole or in part, hereunder (an "Assignee"), hereby assumes and agrees to pay, perform and fully discharge all obligations of the assignor under such agreement (whether such obligations arose or were incurred prior to, on or subsequent to the Distribution Date and irrespective of whether such obligations have been asserted as of the Distribution Date) or, in the case of a partial assignment under Section 2.06(c) above, such Assignee's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Distribution. Furthermore, the Assignee shall use its commercially reasonable efforts to cause the assignor of such agreement to be released from its obligations under the assigned agreements (or, in the case of joint agreements, under the assigned portion of such joint agreement), and shall indemnify and hold harmless such assignor to the extent such assignor is not released from its obligations under the assigned agreements.

        2.07    Consents.    The parties hereto shall use their commercially reasonable efforts to obtain any third-party consents or approvals that are required to consummate the Corporate Restructuring Transactions, the Distribution and the other transactions contemplated herein.

        2.08    Other Transactions.    On or prior to the Distribution Date, TMP and HHGI shall have consummated those other transactions in connection with the Corporate Restructuring Transactions and the Distribution that are contemplated by the Information Statement and not specifically referred to in Sections 2.01 through 2.07 above; provided, however, that such other transactions do not, individually or in the aggregate, adversely affect the TMP Business (other than to a de minimis extent).

        2.09    Preparation and Filing of Form 10.    TMP and HHGI have prepared, and HHGI has filed with the Commission, the Form 10, which includes or incorporates by reference the Information Statement, which sets forth appropriate disclosure concerning HHGI and the Distribution. The Form 10 has become effective under the Exchange Act. TMP has mailed the Information Statement to the holders of TMP Common Stock as of the Record Date.

        2.10    Election of Officers.    On or prior to the Distribution Date, TMP and HHGI shall, as applicable, take all actions necessary and desirable so that as of the Distribution Date the officers of HHGI will be as set forth in the Information Statement.

        2.11    Employee Benefit Plans.    TMP and HHGI shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plans contemplated by this Agreement, as set forth in Section 5.01.

        2.12    State Securities Laws.    Prior to the Distribution Date, TMP and HHGI shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States (and any comparable laws of any foreign jurisdiction) in connection with the transactions contemplated by this Agreement.

        2.13    Listing Application.    TMP and HHGI have prepared and filed with The Nasdaq National Market ("Nasdaq") a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause Nasdaq, on or prior to the Distribution Date, to approve the HHGI Common Stock for quotation, subject to official notice of issuance.

        2.14    Certain Financial and Other Arrangements.

          (a)    Settlement of Intercompany Accounts Between the HHGI Group and the TMP Group.    All intercompany receivables, payables and loans outstanding as of the Distribution Date (other than receivables, payables and loans otherwise specifically provided for in any of the Distribution Documents), including, without limitation, in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between any member of the HHGI Group and any member of the TMP Group shall, as of the close of business on the Distribution Date, be offset against each other and the net intercompany balance remaining, if any, shall be contributed to the HHGI Group.

          (b)    Operations in Ordinary Course.    Except as otherwise provided in any of the Distribution Documents, during the period from the date of this Agreement through the Distribution Date, TMP and HHGI shall, and shall cause any entity that is a Subsidiary of such party at any time during such period, to conduct its business in a manner substantially consistent with current and past operating practices and in the ordinary course, including, without limitation, with respect to the payment and administration of accounts payable and the collection and administration of accounts receivable.

          (c)    Financing Agreements.    On or prior to the Distribution Date, TMP and HHGI shall enter into the Financing Agreements.

        2.15    Director, Officer and Employee Resignations.    Subject to the provisions of Section 2.03 and Section 2.10 above:

          (a)    Resignations by Directors and Employees of the TMP Group.    TMP shall cause all of its directors and all employees of the TMP Group to resign, effective as of the close of business on the Distribution Date, from all boards of directors or similar governing bodies of each member of the HHGI Group on which they serve, and from all positions as officers or employees of any member of the HHGI Group, except for those TMP Group employees who will be employees of the HHGI Group following the Distribution Date or as mutually agreed to in writing on or prior to the Distribution Date by TMP and HHGI.

          (b)    Resignations by Directors and Employees of the HHGI Group.    HHGI shall cause all of its directors and all employees of HHGI Group to resign, effective as of the close of business on the Distribution Date, from all boards of directors or similar governing bodies of each member of the TMP Group on which they serve, and from all positions as officers or employees of any member of the TMP Group, except as mutually agreed to in writing on or prior to the Distribution Date by HHGI and TMP.

        2.16    Transfer Not Effected Prior to the Distribution; Transfer Deemed Effective as of the Distribution Date.    To the extent that any transfer contemplated by this Article 2 shall not have been consummated on or prior to the Distribution Date, the parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have legal or effective direct or indirect control to cooperate) to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to transfer or require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed (including, without limitation, the assignment of any agreement if the consent, waiver or approval of another party is required for such assignment which consent, waiver, or approval has not been given or if such assignment otherwise would constitute a breach of, or cause a loss of benefits (except as specifically provided in Section 2.06(c)) under, any such agreement); provided, however, that the parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have legal or effective direct or indirect control to cooperate) to seek to obtain any necessary consents, waivers or approvals for the transfer of all assets and Liabilities contemplated to be transferred or assigned pursuant to this Article 2. In the event that any such transfer of assets or Liabilities has not been consummated or any required consent, waiver or approval has not been obtained, from and after the Distribution Date, the party retaining such asset or Liability (or, as applicable, such other member or members of such party's Group) shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred or by whom such Liability is to be assumed (including the enforcement, for the benefit of the intended assignee hereunder, of any provision of any agreement the assignment of which has not occurred as contemplated in this Agreement), as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable or assumable, such transfer shall be effected forthwith. As of the Distribution Date, each party hereto (or, if applicable, such other members of such party's Group) shall be deemed to have acquired (or as applicable, retained) complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party (or any other member of such party's Group) is entitled to acquire or required to assume pursuant to the terms of this Agreement.

        2.17    Ancillary Agreements.    Prior to the Distribution Date, TMP and HHGI shall enter into, and/or where applicable shall cause such other members of their respective Groups to enter into, (i) the Ancillary Agreements and (ii) any other agreements in respect of the Corporate Restructuring Transactions and the Distribution as are reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby, so long as such agreements do not adversely affect the TMP Business (other than to a de minimis extent).

ARTICLE 3
THE DISTRIBUTION

        3.01    Conditions Precedent to the Distribution.    In no event shall the Distribution occur unless the following conditions shall have been waived by TMP or shall have been satisfied:

          (a)  there shall be no stop order in effect with respect to the Form 10 and no proceeding for that purpose shall have been instituted by the Commission;

          (b)  the actions with respect to the securities or blue sky laws of states or other political subdivisions of the United States (and any comparable laws of any foreign jurisdiction) in connection with the transactions contemplated by this Agreement described in Section 2.12 shall have been taken, and, where applicable, have become effective or been accepted;

          (c)  the HHGI Common Stock to be delivered in the Distribution shall have been admitted on Nasdaq, subject to official notice of issuance;

          (d)  TMP's Board of Directors shall be satisfied that the Distribution will be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware;

          (e)  TMP's Board of Directors shall have received a solvency opinion with respect to HHGI;

          (f)    TMP's Board of Directors shall not have abandoned, deferred or modified the Distribution at any time prior to the Distribution Date;

          (g)  the Corporate Restructuring Transactions referred to in Section 2.01 of this Agreement, and the other transactions referred to in Section 2.08 of this Agreement (if any), shall have been effected;

          (h)  each of the Ancillary Agreements and other agreements reasonably necessary or appropriate to consummate the Corporate Restructuring Transactions and the Distribution shall have been duly executed and delivered by the parties thereto;

          (i)    no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the Distribution or any of the other transactions contemplated by any of the Distribution Documents shall be in effect; and

          (j)    any material governmental approvals and consents necessary to consummate the Distribution shall have been obtained and shall be in full force and effect.

        The foregoing conditions are for the sole benefit of TMP and shall not give rise to or create any duty on the part of TMP or TMP's Board of Directors to waive or not waive such conditions or in any way to limit TMP's rights to terminate this Agreement pursuant to Section 8.11 hereof. Any determination made by the TMP Board of Directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.01 shall be conclusive.

        3.02    The Distribution.    Subject to the terms and conditions set forth in this Agreement, (i) prior to the Distribution Date, TMP shall deliver to the Distribution Agent for the benefit of holders of record of TMP Common Stock on the Record Date, a stock certificate or certificates, endorsed by TMP in blank, representing all of the then outstanding shares of HHGI Common Stock owned by TMP, (ii) the Distribution shall be effective at 11:59 p.m., New York City time, on the Distribution Date and (iii) TMP shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of TMP Common Stock as of the Record Date one share of HHGI Common Stock for each thirteen and one third shares of TMP Common Stock so held. HHGI agrees to provide all certificates for shares of HHGI Common Stock that the Distribution Agent shall require (after giving effect to Section 3.03) in order to effect the Distribution.

        3.03    Subdivision of HHGI Common Stock to Accomplish the Distribution.    Effective upon the filing of the HHGI Charter with the Secretary of State of the State of Delaware, each share of HHGI Common Stock then issued and outstanding shall, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable shares of HHGI Common Stock issued and outstanding as shall be necessary to accomplish the Distribution.

        3.04    Fractional Shares.    No certificates representing fractional shares of HHGI Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of HHGI Common Stock allocable to each holder of TMP Common Stock as of the Record Date. The Distribution Agent shall aggregate all such fractional shares of HHGI Common Stock and sell them in an orderly manner promptly after the Distribution Date in the open market at the then-prevailing prices and, after completion of all such sales, distribute a pro rata portion of the gross proceeds from such sales, less appropriate deductions of the amount required to be withheld for federal income tax purposes, to each record holder of TMP Common Stock who would otherwise have received a fractional share of HHGI Common Stock. TMP shall bear the cost of all brokerage charges, commissions and transfer taxes incurred in connection with the sale of fractional shares pursuant to this Section 3.04.

ARTICLE 4
INDEMNIFICATION

        4.01    Release of Pre-Distribution Claims.

          (a)  Except as provided in Section 4.01(c), effective as of the Distribution Date, HHGI does hereby, for itself and each other member of the HHGI Group, their respective Affiliates (other than any member of the TMP Group), successors and assigns, remise, release and forever discharge each of TMP, the members of the TMP Group, their Affiliates (other than any member of the HHGI Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the TMP Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Corporate Restructuring Transactions and all other activities to implement the Distribution.

          (b)  Except as provided in Section 4.01(c), effective as of the Distribution Date, TMP does hereby, for itself and each other member of the TMP Group, its Affiliates (other than any member of the HHGI Group), successors and assigns, remise, release and forever discharge HHGI, the members of the HHGI Group, their Affiliates (other than any member of the TMP Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the HHGI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Corporate Restructuring Transactions and all other activities to implement the Distribution.

          (c)  Nothing contained in Section 4.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Schedule 8.10 not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 4.01(a) or (b) shall release any Person from:

            (i)    any Liability provided in or resulting from any agreement among any members of the TMP Group or the HHGI Group that is specified in Schedule 8.10 as not to terminate as of the Distribution Date;

            (ii)  any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

            (iii)  any Liability for the sale, lease or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date;

            (iv)  any Liability for Taxes to the extent set forth in the Tax Separation Agreement;

            (v)  any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article 4 and, if applicable, the appropriate provisions of the Ancillary Agreements; or

            (vi)  any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01.

        In addition, nothing contained in Section 4.01(a) shall release TMP from honoring its existing obligations to indemnify any director, officer or employee of HHGI who was a director, officer or employee of TMP or its Subsidiaries on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving TMP and was entitled to such indemnification pursuant to then existing obligations.

        (d)  HHGI shall not make, and shall not permit any member of the HHGI Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TMP or any member of the TMP Group or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a). TMP shall not make, and shall not permit any member of the TMP Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against HHGI or any member of the HHGI Group, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

        (e)  It is the intent of TMP and HHGI by virtue of the provisions of this Section 4.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among HHGI or any member of the HHGI Group on the one hand, and TMP or any member of the TMP Group on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 4.01(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

        4.02    HHGI Indemnification of the TMP Group.

          (a)  Subject to Section 4.04, on and after the Distribution Date, HHGI shall indemnify, defend and hold harmless the TMP Group and the respective directors, officers and Affiliates of each Person in the TMP Group (the "TMP Indemnitees") from and against any and all Losses incurred or suffered by any of the TMP Indemnitees arising out of, or due to the failure of any Person in the HHGI Group to pay, perform or otherwise discharge any of the HHGI Liabilities.

          (b)  Subject to Section 4.04, HHGI shall indemnify, defend and hold harmless each of the TMP Indemnitees and each Person, if any, who controls any TMP Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if HHGI shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to HHGI in writing by TMP expressly for use therein.

        4.03    TMP Indemnification of the HHGI Group.

          (a)  Subject to Section 4.04, on and after the Distribution Date, TMP shall indemnify, defend and hold harmless the HHGI Group and the respective directors, officers and Affiliates of each Person in the HHGI Group (the "HHGI Indemnitees") from and against any and all Losses incurred or suffered by any of the HHGI Indemnitees arising out of, or due to the failure of any Person in the TMP Group to pay, perform or otherwise discharge any of the TMP Liabilities.

          (b)  Subject to Section 4.04, TMP shall indemnify, defend and hold harmless each of the HHGI Indemnitees and each Person, if any, who controls any HHGI Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if HHGI shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to HHGI in writing by TMP expressly for use therein.

        4.04    Insurance; Third Party Obligations; Tax Benefits.    The parties intend that any Liability subject to indemnification pursuant to Sections 4.02 or 4.03 shall be paid net of the amount of any insurance or other amounts that actually reduce the amount of the Liability ("Proceeds"). Accordingly, the amount which the Indemnifying Party (as defined below) is required to pay to any Indemnified Party (as defined below) will be reduced by any Proceeds actually recovered by or on behalf of the Indemnified Party in reduction of the related Liability. If an Indemnified Party receives an indemnity payment required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of such indemnity payment received over the amount of the indemnity payment that would have been due if the Proceeds had been received, realized or recovered before the indemnity payment was made. Any indemnification pursuant to Sections 4.02 or 4.03 shall be paid net of any tax benefit to the Indemnified Party attributable to the relevant payment or Liability. Such indemnification shall be increased to reflect any tax liability of the Indemnified Party so that the Indemnified Party receives 100% of the after-tax amount of any payment or liability. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

        4.05    Notice and Payment of Claims.    If any TMP Indemnitee or HHGI Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by any party (the "Indemnifying Party") under Article 4 (other than in connection with any Action subject to Section 4.06), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such indemnity claim and setting forth the grounds therefor within such 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount. In the event of such a timely objection by the Indemnifying Party, the amount, if any, that is Finally Determined pursuant to Section 8.09 to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 days after such indemnity claim has been so Finally Determined.

        4.06    Notice and Defense of Third-Party Claims.    Promptly following the earlier of (i) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.06 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 15 days after receipt of such notice, the Indemnifying Party may (i) by giving written notice thereof to the Indemnified Party, acknowledge liability for such indemnification claim and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 4.06; provided that if the Indemnifying Party does not within such 15-day period give the Indemnified Party written notice objecting to such indemnification claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim. If the Indemnifying Party has elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as such settlement includes an unconditional release of the Indemnified Party from all claims that are the subject of such Third-Party Claim, provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such

Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder, plus its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim, within 15 days after such Third-Party Claim has been Finally Determined, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged, or has objected to, liability, within 15 days after it has been Finally Determined that such Indemnifying Party has liability hereunder.

        4.07    Contribution.    If for any reason the indemnification provided for in Section 4.02 or 4.03 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect all relevant equitable considerations.

        4.08    Non-Exclusivity of Remedies.    The remedies provided for in this Article 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

ARTICLE 5
EMPLOYEE MATTERS

        5.01    Certain Employee and Employee Benefits Matters.

          (a)  Definitions.    The following terms, as used in this Section 5.01, have the following meanings:

            (i)    "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            (ii)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (iii)  "HHGI Employees" means all employees whose employment relates primarily to the HHGI Business, whether directly as an employee of the HHGI Group or indirectly as an employee of the TMP Group, as determined by TMP, in its sole discretion, including, for this purpose, any such employee who is not actively performing services on the Distribution Date because of (A) leave of absence, whether paid or unpaid, within a job protection period, or (B) disability within a job protection period.

            (iv)  "HHGI 401(k) Plan" means the HHGI 401(k) Plan to be established by HHGI pursuant to Section 5.01(d).

            (v)  "HHGI Group Employee Plans" means the employee plans established by the HHGI Group pursuant to Section 5.01(d) hereof.

            (vi)  "TMP 401(k) Plan" means the TMP 401(k) Plan.

            (vii) "TMP Group Employee Plans" means the "employee benefit plans" (within the meaning of Section 3(3) of ERISA) of the TMP Group and any other severance, bonus, incentive or other compensatory plans or arrangements covering one or more current or former HHGI Employees or their dependents or beneficiaries.

          (b)  Employment of HHGI Employees.    Immediately prior to the Distribution, the TMP Group shall transfer to the HHGI Group those HHGI Employees who are employed by the TMP Group so that no such employee who becomes employed by the HHGI Group experiences any termination or other interruption in employment. From and after the Distribution, the HHGI Group will continue to employ all HHGI Employees on substantially the same terms and conditions (including compensation and benefits, other than equity compensation) as in effect immediately prior to the Distribution. Nothing stated in this Section 5.01(b) shall be construed to limit the right of the HHGI Group following the Distribution to prospectively terminate the employment of any HHGI Employee or to prospectively change the position, responsibilities, compensation or benefits of any HHGI Employee.

          (c)  Assumption of Liabilities.    From and after the Distribution, the HHGI Group will assume, pay, perform and discharge any and all outstanding Liabilities or other obligations to or with respect to all current and former HHGI candidates, employees, consultants or independent contractors and their dependents and beneficiaries (other than Liabilities associated with TMP stock options) arising out of or in connection with their employment or association with the TMP Group or their participation in a TMP Group Employee Plan. Except as otherwise provided in the last paragraph of Section 4.01(c), the HHGI Group will indemnify the TMP Group and the TMP Group Employee Plans and hold them harmless from and against any and all claims or expenses made or incurred against or by the TMP Group or the TMP Group Employee Plans on account of, or in connection with, any such Liabilities and other obligations. Without limiting the generality of the previous sentence, in the event that the transfer of employment to the HHGI Group immediately prior to the Distribution of those HHGI Employees who are then employed by the TMP Group, as provided in Section 5.01(b) above, is deemed to be a termination or severance of employment of any such HHGI Employee for purposes of any policy, plan, program, employment agreement or other arrangement of the TMP Group that provides for the payment of severance, salary continuation, stay, retention or other bonuses, forgiveness of indebtedness or similar benefits to such HHGI Employee or would otherwise trigger any expense or charge or impose any other Liability on any member of the TMP Group, the HHGI Group shall pay all such benefits to such HHGI Employee in accordance with the terms of the applicable policy, plan, program, employment agreement or other arrangement and assume, pay, perform and discharge any and all such expenses, charges and other Liabilities.

          (d)  HHGI Group Employee Plans.    On or prior to the Distribution Date, HHGI will establish employee plans that are substantially similar to the TMP Group Employee Plans listed on Schedule 5.01(d). Any current or former HHGI Employee (or beneficiary or dependent thereof) who is a participant in a TMP Group Employee Plan immediately prior to the Distribution Date will automatically become a participant in the corresponding HHGI Group Employee Plan on the Distribution Date, with full credit for contributions, deductibles, co-payments, service and other attributes of his or her participation in the TMP Group Employee Plan. Consistent with the foregoing, the participation by any member of the HHGI Group or by any current or former HHGI Employee (or beneficiary or dependent thereof) in any TMP Group Employee Plan will be discontinued as of the Distribution Date. Notwithstanding the provisions of this Section 5.01(d), in order to effectuate the intent and purposes of this Section 5.01, TMP may, its sole discretion, cause any or all of the TMP Group Employee Plans listed on Schedule 5.01(d) to be divided into separate, component plans covering, respectively, (i) all current and former HHGI Employees (and their beneficiaries and dependents) who are participants in such a TMP Group Employee Plan immediately prior to the Distribution Date, and (ii) all other participants in the TMP Group Employee Plan, in which case, TMP shall cause the plans relating to HHGI, and their respective assets and/or liabilities, to be transferred to HHGI on or prior to the Distribution Date.

          (e)  COBRA.    The HHGI Group will assume responsibility for administering and providing health care continuation coverage under COBRA and other applicable law to all former HHGI Employees and the "qualified beneficiaries" of all current and former HHGI Employees with respect to whom a "qualifying event" occurred prior to the Distribution Date, and to all current and future HHGI Employees and their "qualified beneficiaries" with respect to whom a "qualifying event" occurs on or after the Distribution Date.

          (f)    401(k) Plan Transfer.    Promptly after the Distribution Date, unless the TMP 401(k) Plan shall have been divided into separate, component plans pursuant to the last sentence of Section 5.01(d), the parties will take such actions as are necessary to cause the orderly transfer from the TMP 401(k) Plan to the HHGI 401(k) Plan of the account balances held for the benefit of current and former HHGI Employees and their beneficiaries in a plan-to-plan transfer of assets and liabilities that satisfies the requirements of applicable law (including Sections 411(d) and 414(l) of the Code, Section 306 of the Sarbanes-Oxley Act of 2002, Regulation 2520.101-3 and any related applicable regulations promulgated by the United States Department of Labor and Regulation BTR promulgated by the Commission). As soon as practicable following the adoption of the HHGI 401(k) Plan, the HHGI Group will apply to the Internal Revenue Service for a determination letter on the initial qualification of the HHGI 401(k) Plan and the exempt status of the trust maintained as a part thereof, and the HHGI Group will adopt such amendments and take such other and further actions as are required by the Internal Revenue Service in order to obtain such determination letter. The plan-to-plan transfer of assets and liabilities from the TMP 401(k) Plan to the HHGI 401(k) Plan may be completed prior to the time such determination letter is obtained, subject to such further assurances as the TMP Group may reasonably require of the HHGI Group that the determination letter will be issued retroactively as of the Distribution Date (or the earlier effective date of the HHGI 401(k) Plan). Pending the plan-to-plan transfer as contemplated hereby, the HHGI Group will withhold from HHGI Employees' pay and remit to the TMP 401(k) Plan all required loan payments due on such HHGI Employees' participant loans from their TMP 401(k) Plan accounts, and the TMP 401(k) Plan will process distributions of terminated employees following their termination from the HHGI Group in the normal course, subject to notification or confirmation of such termination by the HHGI Group.

          (g)  Administration of Welfare Benefit Claims.    TMP shall administer claims made under the TMP Group Employee Plans that are "welfare plans" within the meaning of Section 3(1) of ERISA by current or former HHGI Employees (and their beneficiaries and dependents) before the Distribution Date and any determination made or settlements entered into by TMP with respect to such claims shall be final and binding. Effective as of the Distribution Date, HHGI shall assume sole responsibility for administering all claims made by current or former HHGI Employees (and their beneficiaries and dependents) on or after the Distribution Date (including claims for expenses incurred or events occurring before the Distribution Date) and HHGI shall administer such claims in a substantially similar manner, using substantially similar methods and procedures, as TMP used in administering such claims. HHGI shall have sole and absolute discretionary authority to make any necessary determinations with respect to such claims, including entering into settlements with respect to such claims.

          (h)  Flexible Spending Accounts.    Promptly following the Distribution Date, unless the TMP flexible spending account program shall have been divided into separate, component plans pursuant to the last sentence of Section 5.01(d), TMP and HHGI shall cooperate with each other to effectuate the prompt transfer by TMP of each current and former HHGI Employee's unused balances under the transportation, health care reimbursement and dependent care flexible spending accounts under the TMP flexible spending account program to the corresponding HHGI flexible spending account program.

          (i)    Employee Benefits Matters Outside the United States.    With respect to the business and operations of HHGI in jurisdictions outside the United States, HHGI shall (and, as applicable, shall cause each other member of the HHGI Group to) assume, adopt similar or replacement plans, or retain, as the case may be, any and all employee-related Liabilities, obligations, plans and arrangements to or with respect to current and former HHGI Employees (and their dependents and beneficiaries) consistent with the other provisions of this Section and in accordance with applicable law. TMP shall provide health insurance coverage to HHGI Employees in the United Kingdom under its health insurance scheme on the same terms that similarly situated TMP employees are provided such coverage, from the Distribution Date until the policy renewal in October 2003 (the "Interim Period"), whereupon such HHGI Employees shall no longer be eligible for coverage under TMP's health insurance scheme and HHGI shall have sole responsibility for providing health insurance coverage for such HHGI Employees under its own benefit plans. HHGI shall pay TMP, in accordance with the terms of the Service Agreement, the total cost of providing health insurance to such HHGI Employees during the Interim Period.

          (j)    Workers' Compensation.    HHGI shall be responsible for all workers' compensation obligations related to claim events occurring on or after the Distribution Date, with respect to any HHGI Employee. TMP shall be responsible for all workers compensation obligations related to claim events occurring prior to the Distribution Date with respect to any HHGI Employee.

          (k)    Confidentiality and Proprietary Information.    No provision of any Distribution Document shall be deemed to release any current or former HHGI Employee for any violation of any applicable Employee Confidentiality and Non-Solicitation Agreement or other agreement entered into by such Person in favor of any member of the TMP Group or any other applicable policy pertaining to confidential or proprietary information of any member of the TMP Group, or otherwise relieve any such Person of his or her obligations under any such agreement or policy.

          (l)    Miscellaneous.

            (i)    No Third Party Beneficiaries.    No current or former HHGI Employee (or any beneficiary or dependent thereof) shall be entitled to enforce the provisions of this Section 5.01 against the respective parties as third party beneficiaries thereof.

            (ii)    Costs and Expenses.    Each party shall bear all costs and expenses, including but not limited to legal and consulting fees, incurred from and after the Distribution Date in the design, drafting and implementation of any and all plans and compensation structures which it establishes or creates and the amendment of its existing plans or compensation structures.

            (iii)    Sharing of Participant Information.    From and after the Distribution Date, TMP and HHGI shall share, and shall cause each member of their respective Groups to share, with each other and with their respective agents and vendors all participant information necessary and appropriate for the efficient and accurate administration of each party's respective employee benefit plans and performance of their respective obligations under this Section 5.01. TMP and HHGI shall, subject to all applicable laws concerning confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Section 5.01 in the custody of another party, to the extent necessary and appropriate for such administration and performance.

        5.02    Payment of Outstanding Credit Card Balances.    TMP shall close all credit card accounts procured by the TMP Group for use by current or former HHGI Employees as of the Distribution Date. Prior to April 26, 2003, HHGI shall remit payment to TMP for the outstanding balances on all such credit card accounts.

ARTICLE 6
ACCESS TO INFORMATION

        6.01    Provision of Corporate Records.    Immediately prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, contracts, books, records and data (including, but not limited to, minute books, stock registers, stock certificates and documents of title) in its possession relating to such other Group or such other Group's business and affairs; provided that if any such documents, contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, contracts, books, records or data.

        6.02    Access to Information.    From and after the Distribution Date, each Group shall, for a reasonable period of time, afford promptly to the other Group and its accountants, counsel and other designated representatives reasonable access during normal business hours to all documents, contracts, books, records, computer data and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, regulatory compliance and disclosure and reporting purposes.

        6.03    Litigation Cooperation.    Each Group shall use reasonable efforts to make available to the other Group and its accountants, counsel and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any legal, administrative or other proceedings arising out of either Group's business and operations prior to the Distribution Date in which the requesting party may from time to time be involved.

        6.04    Reimbursement.    Each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.01, 6.02 or 6.03 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information, witnesses or cooperation.

        6.05    Retention of Records.    Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with the past practice of such party. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

        6.06    Confidential Information.    HHGI and TMP hereby covenant and agree to hold in trust and maintain confidential, and to cause their respective directors, officers, employees, agents, consultants and advisors to hold in trust and maintain confidential, all Confidential Information relating to the other party or any of such other party's Subsidiaries. Without limiting the generality of the foregoing, Confidential Information relating to a party or any of its Subsidiaries shall be disclosed only to those employees, agents, consultants and advisors of the other party who need to know such information in connection with their ordinary course employment activities and in no event shall any such Confidential Information be disclosed to any other Person. "Confidential Information" shall mean all information, materials and processes relating to a party or any Subsidiary of such party obtained by the other party or any Subsidiary of such other party at any time (whether prior to or after the date hereof and whether in connection with any of the Distribution Documents or otherwise) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, services, financial performance and projections, processes, strategies and systems, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section 6.06, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement, provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential and (iii) information acquired or developed independently by a party without violating this Section 6.06 or any other confidentiality agreement with the other party. Notwithstanding any provision of this Section 6.06 to the contrary, a party may disclose such portion of the Confidential Information relating to the other party to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under law or the rules of a securities exchange; provided that the disclosing party first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 6.06 and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 6.06.

        6.07    Inapplicability of Article 6 to Tax Matters.    Notwithstanding anything to the contrary in Article 6, Article 6 shall not apply with respect to information, records and other matters relating to Taxes, all of which shall be governed by the Tax Separation Agreement.

ARTICLE 7
CERTAIN OTHER AGREEMENTS

        7.01    Leased Real Property.    On or prior to the Distribution Date (or such later date as agreed by the parties), the appropriate members of the TMP Group and the HHGI Group will enter into the Real Estate Agreements with respect to the properties specified on Schedule 7.01. All matters relating to real property to be leased, subleased, occupied or shared by the TMP Group or the HHGI Group from and after the Distribution Date shall be governed by the Real Estate Agreements, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Real Estate Agreements and any other Distribution Document, the Real Estate Agreements shall govern to the extent of the inconsistency.

        7.02    Insurance Policies.    With respect to matters relating to insurance coverage from and after the Distribution Date, the parties hereto agree as follows:

          (a)    HHGI Insurance Coverage After the Distribution Date.    From and after the Distribution Date, HHGI shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from TMP's insurance programs. Notwithstanding the foregoing, TMP, upon the request of HHGI and in accordance with the terms of the Services Agreement, shall use commercially reasonable efforts to assist HHGI in the transition to its own separate insurance programs from and after the Distribution Date, and shall provide HHGI with any information that is in the possession of TMP and would in any way facilitate HHGI's ability to either obtain insurance coverage for HHGI or to assist HHGI in preventing unintended self-insurance, in whatever form.

          (b)    Cooperation and Agreement Not to Release Carriers.    Each of TMP and HHGI will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of TMP and HHGI, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries for claims made under any insurance policy for the benefit of any insured party, and neither TMP nor HHGI, nor any of their Subsidiaries shall take any action which would intentionally jeopardize or otherwise interfere with either party's ability to collect any proceeds payable pursuant to any insurance policy. Except as otherwise contemplated by this Distribution Agreement or any other Distribution Document, after the Distribution Date neither TMP nor HHGI shall (and shall ensure that no member of their respective Groups shall), without the consent of the other, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder. However, nothing in this Section 7.02(b) shall (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability, or (iii) require any member of any Group to renew, extend or continue any policy in force.

          (c)    Procedures With Respect to TMP-Insured HHGI Liabilities.

            (i)    Insurance Pursuit.    TMP shall obtain HHGI's prior approval, which approval shall not be unreasonably withheld, prior to pursuing insurance recoveries from insurance policies for any HHGI Liability covered under the terms of TMP's insurance policies ("TMP-Insured HHGI Liabilities"); provided, however, that HHGI's consent shall not be required in respect of any TMP-Insured HHGI Liability for which HHGI is seeking indemnification from TMP hereunder. TMP will bill HHGI and HHGI will reimburse TMP on a monthly basis for all such amounts incurred to pursue insurance recoveries from insurance policies for TMP-Insured HHGI Liabilities, in accordance with Section 3.04 of the Services Agreement.

            (ii)    Management of Claims.    Except as otherwise inconsistent with the provisions of any applicable insurance policy and except for claims for which HHGI is seeking indemnification from TMP hereunder, the defense of claims, suits or actions giving rise to potential or actual TMP-Insured HHGI Liabilities will be managed (in conjunction with TMP's insurers, as appropriate) by the representative of HHGI that would have had responsibility for managing such claims, suits or actions had such TMP-Insured HHGI Liabilities been HHGI Liabilities not covered under the terms of TMP's insurance policies.

          (d)    Cooperation.    TMP and HHGI will cooperate with each other in all respects, and they shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Section 7.02.

          (e)    No Assignment or Waiver.    The provisions of this Section 7.02 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the TMP Group or the HHGI Group in respect of any insurance policy or any other contract or policy of insurance.

          (f)    No Liability.    HHGI does hereby, for itself and as agent for each other member of the HHGI Group, agree that no member of the TMP Group shall have any Liability whatsoever as a result of the insurance policies and practices of TMP and its Subsidiaries as in effect at any time after the Distribution Date, including without limitation as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

          (g)    Further Agreements.    The parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Distribution Agreement or any other Distribution Document is violative of any insurance, self-insurance or related financial responsibility law or regulation, the parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in this Distribution Agreement and any other Distribution Document.

        7.03    Tax Matters.

          (a)  Except as otherwise provided herein and not inconsistent with the Tax Separation Agreement, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses or liabilities relating to Taxes shall be exclusively governed by the Tax Separation Agreement.

          (b)  After the Distribution Date, neither TMP nor HHGI shall take, or permit any member of its respective Group to take, any action which could reasonably be expected to prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code, or any other transaction contemplated by this Agreement or an Ancillary Agreement which is intended by the parties to be tax-free from failing to so qualify.

        7.04    Use of Names, Trademarks, etc.

          (a)  From and after the Distribution Date, TMP will own or continue to own, exclusive of HHGI, all rights in, and to the use of, the names, brands and marks that (i) directly or indirectly pertain to the TMP Business, (ii) do not pertain exclusively to the HHGI Business and otherwise pertain to both the TMP Business and the HHGI Business, or (iii) pertain to neither the TMP Business or the HHGI Business, but in or of which TMP and/or HHGI has rights, title or any interest, including, without limitation, those set forth on Schedule 7.04(a) (all of the foregoing in this Section 7.04(a) referred to as the "Marks"), and all corporate symbols and logos related thereto, and any name, brand, trademark, trade name, domain name or service mark which includes any of the Marks and all derivatives thereof, and any other name, brand, mark, symbol or logo connoting the Marks or which constitutes a formative thereof, in all cases existing now or in the future (all of the foregoing in this Section 7.04(a) referred to as the "TMP Marks"). From and after the Distribution Date, except as permitted in Section 7.04(b), no member of the HHGI Group will use or have any rights in, or to the use of, the TMP Marks or any name, brand or mark which includes the TMP Marks or any derivative thereof or any name or mark confusingly similar thereto, or any special script, type font, form, style, logo, design, device, trade dress or symbol which contains, represents or evokes any branding, trade dress, trademark, trade name, domain name or service mark of or relating to the TMP Marks or any derivatives thereof, or any name or mark confusingly similar thereto. From and after the Distribution Date, no member of the HHGI Group will hold itself out as having any affiliation with TMP.

          (b)  (i) TMP hereby grants to HHGI, subject to this Section 7.04(b), and Sections 7.04(c) and 7.04(e), a limited, revocable, non-exclusive, non-transferable (other than by way of sublicenses only to members of the HHGI Group, without the right to grant further sublicenses) license to utilize, without obligation to pay royalties to TMP, the seven (7) trade names that incorporate the name "TMP" that are specifically identified below in Sections 7.04(b)(i)(A) through 7.04(b)(i)(G), only in the combined format shown below, and solely for the corresponding limited purposes indicated below, and subject to any and all rights granted any other party in respect thereof (the seven (7) trade names identified below shall be referred to collectively as the "HHGI Names"): (A) "TMP/Hudson Global Resources" solely as a trade name for the entire global eResourcing staffing business or division of HHGI; (B) "TMP/Hudson Human Resource Consulting" solely as a trade name for the entire global eResourcing consulting business or division of HHGI; (C) "TMP/Highland Partners" solely as a trade name for the entire global executive search business or division of HHGI; (D) "TMP de Witte & Morel" solely as a trade name in Belgium for the staffing business or division of HHGI in Belgium only and such other business as conducted by HHGI in Belgium only as of the Distribution Date; (E) "TMP Melville Craig" solely as a trade name in Scotland for the staffing business or division of HHGI in Scotland only and such other business as conducted by HHGI in Scotland only as of the Distribution Date; (F) "TMP Solér" solely as a trade name in Norway for the staffing business or division of HHGI in Norway only and such other business as conducted by HHGI in Norway only as of the Distribution Date; and (G) "TMP Legal Flex Force" solely as a trade name in the Netherlands for the legal staffing business or division of HHGI in the Netherlands only and such other business as conducted by HHGI in the Netherlands only as of the Distribution Date.

            (ii)  As a condition to the license granted by this Section 7.04(b), each of the seven (7) HHGI Names: (A) must be used in exactly the format, order and combination of words and symbols as listed within the respective quotation marks above in Sections 7.04(b)(i)(A) through 7.04(b)(i)(G); (B) must be used exclusively for the corresponding limited purposes indicated above in Sections 7.04(b)(i)(A) through 7.04(b)(i)(G); and (C) must only be used in connection with businesses conducted by HHGI as of the Distribution Date.

            (iii)  Without in any way broadening the limited scope of the license or limiting the breadth of the restrictions on use provided herein, it is understood and agreed that HHGI shall not: (A) use any abbreviations, variations or derivatives of the HHGI Names which include the name "TMP" or any abbreviation, variation or derivative of the name "TMP"; (B) use the name "TMP" or any abbreviation, variation or derivative thereof in the name of any corporation, partnership or business entity; or (C) use the name "TMP" or any abbreviation, variation or derivative thereof as part of the name or description of any unit, practice area, discipline, sector or subdivision of eResourcing staffing, eResourcing consulting or executive search businesses of HHGI.

            (iv)  As a condition to the license granted by this Section 7.04(b), HHGI will use the HHGI Names and will ensure that any permitted sublicensee of the HHGI Names uses the HHGI Names (A) in connection with its business operations or divisions having a level of quality at least as high as that established by the HHGI Business for those business operations or divisions prior to the Distribution Date, and (B) in compliance with all applicable laws and regulations.

            (v)  TMP will have the right to exercise quality control over the HHGI Names and any permitted sublicensee's presentation or use of the HHGI Names to that degree reasonably necessary, in the sole opinion of TMP, to maintain the validity and enforceability of the HHGI Names and the name, brand, trademark, trade name, domain name or service mark "TMP", and to protect the goodwill associated with any of the foregoing. HHGI will (A) upon request by TMP, submit to TMP materials bearing the HHGI Names as TMP may reasonably require to ensure HHGI's and any permitted sublicensee's compliance with the obligations set forth in this Section 7.04(b), and (B) comply with the requests of TMP to bring HHGI and any member of the HHGI Group into conformity with this Section 7.04(b).

            (vi)  TMP will have the right to terminate the license granted in Section 7.04(b) and all rights appurtenant thereto of all members of the HHGI Group including any and all permitted sublicenses in the event of a breach of this Section 7.04 by any member of the HHGI Group that has not been cured within thirty days after written notice by TMP to HHGI. The license granted under Section 7.04(b), and all rights appurtenant thereto of all members of the HHGI Group, including any and all permitted sublicenses, shall terminate automatically on the two year and six month anniversary of the Distribution Date. Notwithstanding the foregoing, the HHGI Group shall begin to transition away from the use of the HHGI Names on or before the two year anniversary of the Distribution Date and shall have completed such transition and discontinued all use of the HHGI Names on or before the two year and six month anniversary of the Distribution Date.

            (vii) The exercise of the rights under this Section 7.04(b) shall inure to the benefit of TMP.

          (c)  (i) Apart from the rights expressly granted under Section 7.04(b), no member of the HHGI Group shall have any right, title or interest in, or to the use of, the HHGI Names or the TMP Marks or any name, brand, trade dress, trademarks, trade names, domain names, service marks, corporate symbols or logos related thereto, either alone or in combination with any other word, name, brand, symbol, logo, device, trademark, trade name, domain name, service mark or any combination thereof. Anything contained herein to the contrary notwithstanding, except as expressly permitted by Section 7.04(b), in no event will any member of the HHGI Group utilize the HHGI Names or the TMP Marks, or any corporate symbol or logo related thereto, as a component of a company or trade name, or in a trademark, trade name, domain name or service mark. HHGI will not, and will cause each other member of the HHGI Group not to, challenge or contest the validity of the HHGI Names, the TMP Marks and such other names, brands, trade dress, trademarks, trade names, domain names, service marks, corporate symbols and logos referred to in this Section 7.04(c)(i), or the registration or ownership thereof by TMP. HHGI will not, and will cause each other member of the HHGI Group not to, apply anywhere at any time for any registration as owner or exclusive licensee or rights holder of any of the HHGI Names, the TMP Marks or any other names, brands, trade dress, trademarks, trade names, domain names, service marks, corporate symbols or logos referred to in this Section 7.04(c)(i). If, notwithstanding the foregoing, any member of the HHGI Group has, develops, adopts or acquires, directly or indirectly, any right, title or interest in, or to the use of, any HHGI Name, TMP Mark or any other name, brand, trade dress, trademark, trade name, domain name, service mark, corporate symbol or logo referred to in this Section 7.04(c)(i), in any jurisdiction, or any goodwill incident thereto, HHGI will, upon the request of TMP, and for a nominal consideration of one dollar, assign or cause to be assigned to TMP or any designee of TMP, all right, title and interest in, and to the use of, the HHGI Name, TMP Mark or such other name, brand, trade dress trademark, trade name, domain name, service mark, corporate symbol or logo, in any and all jurisdictions, together with any goodwill incident thereto. If for any reason the rights contemplated by the foregoing sentence cannot be assigned to TMP or any designee of TMP, HHGI shall waive, or caused to be waived, the enforcement of such rights, and if any such rights cannot be assigned or waived, HHGI shall grant, or cause to be granted, to TMP an exclusive, unrestricted, irrevocable, perpetual, worldwide, fully-paid, royalty-free, fully transferable, assignable, sub-licensable (with the right to sublicense multiple tiers) license to such rights.

            (ii)  If the laws of any country require that any mark subject to Section 7.04(b), or the right of any member of the HHGI Group to use any HHGI Name as permitted by Section 7.04(b), be registered in order to fully protect TMP, then HHGI and TMP will cooperate in constituting such member of the HHGI Group as a registered user (or its equivalent) in each of the countries in which such registration is necessary. Any expenses for registration or for constituting such member of the HHGI Group as a registered user in any country shall be borne by HHGI and any such registration and use shall be subject to Sections 7.04(b), 7.04(c) and 7.04(e). At the request of TMP, any registration of such member of the HHGI Group as a registered user of any HHGI Name hereunder shall be expunged on termination of the period of permitted use under this Agreement or upon a breach or threatened breach by any member of the HHGI Group of the terms of this Section 7.04 and

    HHGI will, upon request of TMP, take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach. In addition, HHGI hereby constitutes and appoints TMP the true and lawful attorney of HHGI and each member of the HHGI Group, with full power of substitution, in the name and on behalf of HHGI and each member of the HHGI Group (and at the cost of HHGI), to take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach by a member of the HHGI Group. The registration and/or use of any HHGI Name under this Section 7.04(c) shall inure to the benefit of TMP.

            (iii)  On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, HHGI shall, and shall cause each member of the HHGI Group to, transfer or have transferred to TMP, or any designee of TMP, the registrations of any and all Internet domain names that are registered under HHGI or any member of the HHGI Group and for which after the Distribution Date, TMP shall have all rights in, and to the use of, pursuant to this Section 7.04.

            (iv)  HHGI shall, and shall cause each member of the HHGI Group to, cooperate with and assist TMP or any designee of TMP in applying for, obtaining, perfecting, evidencing, sustaining and enforcing the rights and transfer and assignment of rights contemplated by this Section 7.04(c). HHGI hereby constitutes and appoints TMP the true and lawful attorney of HHGI and its Subsidiaries and each member of the HHGI Group to act as their attorney-in-fact to execute any documents and to take all necessary steps to cause HHGI and its Subsidiaries and each member of the HHGI Group to perform any of their obligations set forth in this Section 7.04(c).

          (d)  On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, and subject to Section 7.04(e), TMP shall duly and validly transfer or assign, to the appropriate member of the HHGI Group (as directed by HHGI) any and all of its rights in, and to the use of, the names, brands, trademarks, trade names, domain names and/or service marks set forth on Schedule 7.04(d). On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, TMP shall and shall cause each member of the TMP Group to, transfer, or have transferred, to HHGI or any designee of HHGI, the registrations of any and all Internet domain names that are registered under TMP or any member of the TMP Group and for which, after the Distribution Date, HHGI shall have all rights in, and to the use of, pursuant to this Section 7.04.

          (e)  None of TMP or its Subsidiaries or the TMP Group makes any representations or warranties of any kind, nor shall have any liability whatsoever, with respect to any names, brands or marks subject to Section 7.04, without limitation as to the validity, non-infringement, right to use, scope or enforceability of such names, brands or marks, whether in the United States or in any other jurisdiction worldwide, and none of TMP or its Subsidiaries or the TMP Group has any obligation to file or prosecute any applications or registrations or maintain any applications or registrations in force in connection therewith, or to otherwise pursue, enforce or prosecute any rights with regard to any names, brands or marks of TMP or its Subsidiaries or the TMP Group or to defend any demands, actions or other claims regarding any names, brands or marks of TMP or its subsidiaries or the TMP Group.

        7.05    Intellectual Property.

          (a)  From and after the Distribution Date, TMP will own or continue to own, exclusive of HHGI, all rights in, and to the use of, (i) all Intellectual Property owned by TMP prior to the Distribution Date, and (ii) all Intellectual Property of the TMP Group or of the HHGI Group that (A) directly or indirectly pertains to the TMP Business, (B) does not pertain exclusively to the HHGI Business and otherwise pertains to both the TMP Business and the HHGI Business, or (C) pertains to neither the TMP Business or the HHGI Business, but in or of which TMP and/or

  HHGI has rights, title or any interest, including, without limitation, the Intellectual Property set forth on Schedule 7.05(a), and any and all inventions, formulations, products, software, data, algorithms and code structure, data bases, client lists, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, derivatives, discoveries, plans for research, new products, marketing and selling information, business plans, business methods, trade secrets, copyrights, patents or other rights arising from any of the foregoing in this Section 7.05(a) (all of the foregoing in this Section 7.05(a) referred to as the "TMP IP"). From and after the Distribution Date, except as permitted in Section 7.05(b), no member of the HHGI Group will use or have any rights in, or to the use of, the TMP IP or any rights arising therefrom.

          (b)  On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, subject to any required consents, in such case upon receipt of the required consent, and subject to mutually agreeable licensing terms, TMP, on behalf of itself and its Subsidiaries, shall grant to HHGI, subject to Section 7.05(c), a limited, revocable, non-exclusive, non-transferable (other than by way of sublicenses only to members of the HHGI Group, without the right to grant further sublicenses) under the Intellectual Property set forth on Schedule 7.05(b) which immediately after the Distribution Date is owned exclusively by TMP or its Subsidiaries, subject to any and all rights granted any other party in respect thereof. To the extent that the HHGI Group does not have copies of any information or materials relating to Intellectual Property licensed under this Section 7.05(b) that are essential to exercising such rights, TMP will, upon reasonable request, supply to HHGI copies of any such information or materials relating to such Intellectual Property in the possession of TMP. In no event shall HHGI utilize the subject matter of any Intellectual Property licensed under this Section 7.05(b) in the areas of the TMP Business or in a manner that is competitive with the TMP Business as such business is being conducted at the Distribution Date, or any related extensions or expansions thereof.

          (c)  None of TMP or its Subsidiaries makes any representations or warranties of any kind, nor shall have any liability whatsoever, with respect to any Intellectual Property subject to Section 7.05, without limitation as to the validity, non-infringement, right to use, scope or enforceability of such Intellectual Property, whether in the United States or in any other jurisdiction worldwide, and none of TMP or its Subsidiaries or the TMP Group has any obligation to file or prosecute any patent applications or maintain any patents in force in connection therewith, or to file any copyright registrations or to otherwise pursue, enforce or prosecute any rights with regard to any Intellectual Property of TMP or its Subsidiaries or the TMP Group, or to defend any demands, actions or other claims regarding any Intellectual Property of TMP or its Subsidiaries or the TMP Group. Notwithstanding anything contained herein to the contrary, Section 7.05(b) will not be applicable to any rights in, and to the use of, the HHGI Names, TMP Marks or any names, brands trademarks, trade names, domain names, service marks, corporate symbols and logos related thereto and any names, brands, trademarks, trade names, domain names, service marks, corporate symbols or logos which include any of the HHGI Names, TMP Marks or any derivatives thereof.

          (d)  On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, HHGI shall (and, if applicable, shall cause any other Person over which it has legal or effective direct or indirect control to) duly and validly transfer or assign, or cause to be duly and validly transferred or assigned, to the appropriate member of the TMP Group (as directed by TMP) all rights in, and to the use of, all Intellectual Property that (i) directly or indirectly pertains to the TMP Business, (ii) does not pertain exclusively to the HHGI Business and otherwise pertains to both the TMP Business and the HHGI Business, or (iii) pertains to neither the TMP Business or the HHGI Business, but in or of which HHGI or any member of the HHGI Group has rights, title or interest. If for any reason the rights contemplated by the foregoing sentence cannot be transferred or assigned to TMP or any designee of TMP, HHGI shall waive, or caused to be waived, the enforcement of such rights, and if any such rights cannot be assigned or waived, HHGI shall grant, or cause to be granted, to TMP an exclusive, unrestricted, irrevocable, perpetual, worldwide, fully-paid, royalty-free, fully transferable, assignable, sub-licensable (with the right to sublicense multiple tiers) license to such rights. HHGI shall, and shall cause each member of the HHGI Group to, cooperate with and assist TMP or any designee of TMP in applying for, obtaining, perfecting, evidencing, sustaining and enforcing the rights and assignment of rights contemplated by this Section 7.05(d). HHGI hereby constitutes and appoints TMP the true and lawful attorney of HHGI and its Subsidiaries and each member of the HHGI Group to act as their attorney-in-fact to execute any documents and to take all necessary steps to cause HHGI and its Subsidiaries and each member of the HHGI Group to perform any of their obligations set forth in this Section 7.05(d).

        7.06    Certain Business Matters.    Following the Distribution, no member of a Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of the other Group, (ii) doing business with any potential or actual supplier or customer of any member of the other Group, or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other Group, but nothing in this Section 7.06 shall give HHGI any rights to any TMP's Names or Intellectual Property except as expressly set forth in Sections 7.04 and 7.05.

        7.07    Reimbursement of HHGI Group Liabilities.    As of the Distribution Date, TMP and HHGI shall have agreed on a schedule of those accrued integration and restructuring costs, as shown on HHGI's most recent balance sheet, which will be payable by HHGI during the fiscal quarters ended June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004 ("Costs"), segregated by each such fiscal quarter. TMP hereby agrees to reimburse the Costs payable by HHGI during each of such quarters, at a rate of $2.5 million per fiscal quarter, equal to an aggregate amount of $10 million. The reimbursement payments shall be made in immediately available funds to HHGI on each of June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004.

        7.08    Delivery of Property.    TMP agrees that it will transfer or make available to HHGI, promptly after the receipt thereof, any property that any member of the TMP Group receives after the Distribution Date intended to be property of HHGI or any member of the HHGI Group under this Agreement, and HHGI agrees that it will transfer or make available to TMP, promptly after the receipt thereof, any property that any member of the HHGI Group receives after the Distribution Date intended to be property of TMP or any member of the TMP Group under this Agreement.

        7.09    Further Assurances and Consents.    In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall (i) use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary in connection with the prompt and timely preparation of financial statements with respect to periods that include the Distribution Date and any Commission filings relating to the transactions contemplated by this Agreement and (ii) use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents or approvals are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business.

ARTICLE 8
MISCELLANEOUS

        8.01    Notices.    All notices and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed given when received addressed as follows:

  If to TMP, to:

  TMP Worldwide Inc.
  622 Third Avenue, 38th Floor
  New York, New York 10017
  Facsimile: (917) 256-8026
  Attention: Andrew J. McKelvey

  With a copy to:

  TMP Worldwide Inc.
  622 Third Avenue, 38th Floor
  New York, New York 10017
  Facsimile: (917) 256-8526
  Attention: Myron Olesnyckyj

  Fulbright & Jaworski L.L.P.
  666 Fifth Avenue
  New York, New York 10103
  Facsimile: (212) 318-3400
  Attention: Gregg J. Berman, Esq.

  If to HHGI, to:

  Hudson Highland Group, Inc.
  622 Third Avenue
  New York, New York 10017
  Facsimile: (917) 256-8403
  Attention: Jon F. Chait

  With a copy to:

  Hudson Highland Group, Inc.
  225 West Wacker Drive, Suite 2100
  Chicago, Illinois 60606
  Facsimile: (312) 782-1743
  Attention: Latham Williams

        Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

        8.02    Amendments; No Waivers.

          (a)  Any provision of this Agreement (including any Schedule hereto) may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by TMP and HHGI, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        8.03    Expenses.    Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution and delivery of the Distribution Documents and the consummation of the Distribution and the other transactions contemplated hereby (including the fees and expenses of all counsel, accountants and financial and other advisors of both Groups in connection therewith, and all expenses in connection with preparation, filing and printing of the Form 10 and the Information Statement) shall be paid by TMP.

        8.04    Successor and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

        8.05    Governing Law.    This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof.

        8.06    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

        8.07    Entire Agreement.    This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Distribution Document, the provisions of such other Distribution Document shall prevail.

        8.08    Set-Offs.    If, at the time HHGI is required to make any payment to TMP under this Agreement, and TMP owes HHGI any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess. Similarly, if at the time TMP is required to make any payment to HHGI under this Agreement, and HHGI owes TMP any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

        8.09    Arbitration.    Except with respect to disputes arising under Section 6.06, 7.04 or 7.05 for which injunctive relief is sought, the parties hereto agree that any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby shall be submitted to arbitration. The parties shall negotiate in good faith and use all reasonable efforts to agree upon a resolution of any dispute after receipt of written notice of such dispute from a party. If the parties cannot agree on an amicable settlement within 30 days from written submission of the matter by the party to the other party, the matter shall be submitted to arbitration. Each party shall select one arbitrator, and the two arbitrators so appointed shall select a third arbitrator. In the event such arbitrators cannot agree upon a third arbitrator, a third arbitrator shall be selected in accordance with the rules as then in effect of the American Arbitration Association. The decision of two of the three arbitrators so appointed shall be conclusive and binding upon the parties to this Agreement. Any such arbitration shall be held in New York, New York under the rules to be mutually agreed upon by the arbitrators selected by the parties or, if no such agreement can be reached, under the rules as then in effect of the American Arbitration Association. Each party to any such arbitration shall pay its own expenses; provided that the fees, costs and expenses of the third arbitrator shall be borne equally by the parties.

        8.10    Existing Arrangements.    Except as described in Schedule 8.10, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between the HHGI Group and the TMP Group shall be terminated by TMP and HHGI, and, to the extent such agreements or arrangements are between Subsidiaries of TMP or HHGI, TMP and HHGI shall cause their respective Subsidiaries to terminate such agreements and arrangements effective as of the Distribution Date, if not theretofore terminated. No such agreements or arrangements shall be in effect after the Distribution Date unless embodied in the Distribution Documents.

        8.11    Termination Prior to the Distribution.    TMP's Board of Directors may at any time prior to the Distribution abandon the Distribution and, by notice to HHGI, terminate this Agreement (whether or not TMP Board of Directors has theretofore approved this Agreement and/or the Distribution). In the event that this Agreement is terminated pursuant to this Section 8.11, neither party to this Agreement, nor any of its officers or directors, shall have any Liability or further obligation to the other party hereto.

        8.12    Publicity.    Prior to the Distribution, HHGI shall not, without the prior written consent of TMP, make any public announcement or issue any press release with respect to the Distribution or with respect to any material event.

        8.13    Captions.    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        8.14    Third Party Beneficiaries.    Except for the indemnification rights under this Agreement of any TMP Indemnitee or HHGI Indemnitee in their respective capacities as such, (i) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (ii) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

TMP WORLDWIDE INC.
By:
Name: Title:
HUDSON HIGHLAND GROUP, INC.
By:
Name: Title:

Schedule 2.01
HHGI Subsidiaries after Corporate Restructuring Transactions

1.	TMP Worldwide eResourcing America Inc. (Florida)
2.	TMP Worldwide eResourcing Holdings, Inc. (Delaware)
3.	TMP Worldwide eResourcing Management, Inc. (Pennsylvania)
4.	People.com Consultants, Inc. (California)
5.	People.com Technology Partners, Inc. (Delaware)
6.	People.com Consultants India Private Limited (India) (99% interest)
7.	People.com Network Solutions Private Limited (India) (99% interest)
8.	Techpeople.com Pte Ltd. (Singapore)
9.	Cornell Technical Services, Inc. (Virginia)
10.	Lamalie Associates, Inc. (Florida)
11.	LAI Worldwide Asia Ltd. (Hong Kong)
12.	TMP Worldwide Search, Inc. (Canada)
13.	305 7313 Nova Scotia Company (Canada)
14.	TMP Worldwide Search Ltd. (England)
15.	Morgan & Banks Holdings Limited (England)
16.	Morgan & Banks Payroll Services Ltd. (England)
17.	TMP Holdings International Inc. (Delaware)
18.	TMP Worldwide E-Resourcing, S.L. (Spain)
19.	TMP Personalberatung GmbH (Germany)
20.	TMP Worldwide Executive Resourcing AB (Sweden)
21.	James Botrie & Associates Inc. (Canada)
22.	TMP Worldwide Search Holdings AG, Zug (Switzerland)
23.	TMP Worldwide Search AG, Zurich (Switzerland)
24.	TASA AG (Switzerland) (99% interest)
25.	TMP Worldwide Executive Resourcing NV (Belgium)
26.	TASA AG (Spanish Branch) (Switzerland)
27.	TMP Worldwide E-Resourcing Madrid, S.L. (Spain)
28.	TASA Ltd. (England)
29.	TMP Worldwide Search GmbH (Germany)
30.	TMP Worldwide Search SA (France) (99% interest)
31.	TASA Worldwide SRL (Italy) (99.5% interest)
32.	TMP Worldwide Search NV (Belgium) (99% interest)
33.	TMP Worldwide Executive Search Pty Ltd. (Singapore)

34.	TASA Unternehmensberatung GmbH (Austria)
35.	TMP Worldwide Executive Search Pte Ltd. (Australia)
36.	TASA International NV (Netherlands, Antilles)
37.	TASA International Inc. (Panama)
38.	TASA Executive Search International Ltd. (British Virgin Islands)
39.	Conpar S.A. (Mexico) (49% interest)
40.	Tasa Inc. (Florida)
41.	TMP Worldwide Search SRL (Italy)
42.	TMP Worldwide Executive Search, SL (Spain)
43.	TMP Worldwide Search Holding B.V.(Netherlands)
44.	TMP Worldwide eResourcing (NZ) Limited (New Zealand)
45.	TMP Worldwide Search B.V. (Netherlands)
46.	TMP Australia Pty Ltd. (Australia)
47.	Interquest Pty Ltd. (Australia)
48.	Morgan & Banks Holdings Australasia Pty Ltd. (Australia)
49.	TMP Worldwide eResourcing Pty Ltd. (Australia)
50.	TASA Holdings Australasia Pty Ltd. (Australia)
51.	TASA Holdco NZ (New Zealand)
52.	Andale Limited (New Zealand)
53.	Morgan & Banks Management Services Pty Ltd. (Australia)
54.	SCCAP Pty Ltd. (Australia)
55.	Red D Hire Pty Ltd. (Australia)
56.	TMP Worldwide eResourcing (Industrial Services) Pty Ltd. (Australia)
57.	TMP Worldwide eResourcing (Industrial Solutions) Pty Ltd. (Australia)
58.	TMP Worldwide eResourcing (Office Services) Pty Ltd. (Australia)
59.	Alectus Personnel Pty Ltd. (Australia)
60.	Lampen Personnel Group Pty Ltd. (Australia)
61.	The Australian Temp Company Pty Ltd. (Australia)
62.	TMP Worldwide eResourcing (Newcastle) Pty Ltd. (Australia)
63.	Credential Check Pty Ltd. (Australia)
64.	SBN Convenience Pty Ltd. (Australia)
65.	Tristam Investments Ltd. (Australia)
66.	H. Neumann International Pty Ltd. (Australia)
67.	H. Neumann International Ltd. (New Zealand) (95% interest)
68.	Morgan & Banks Recruitment Ltd. (Hong Kong)
69.	TMP Worldwide eResourcing (Hong Kong) Ltd. (Hong Kong)

70.	TMP Worldwide eResourcing (Singapore) Pte Ltd. (Singapore)
71.	TMP Worldwide Search Pte Ltd. (Singapore)
72.	H. Neumann International (Asia) Pte. Ltd. (Singapore) (95% interest)
73.	PT Morgan Nusantara (Indonesia)
74.	Maldon Holdings Ltd. (New Zealand)
75.	M&B Holdco NZ (New Zealand)
76.	TMP Worldwide (Shanghai) Ltd. (China)
77.	TMP Worldwide eResourcing (Malaysia) Sdn Bhd (Malaysia)
78.	TMP Worldwide (Korea) Limited (Korea)
79.	TMP Worldwide Business Solutions Ltd. (New Zealand)
80.	TMP Worldwide Industrial (NZ) Ltd. (New Zealand)
81.	Methven Personnel Consultants Ltd. (New Zealand)
82.	TMP Worldwide Executive Search Limited (Hong Kong)
83.	TMP Worldwide Jersey Limited (Jersey)
84.	Cepec Consulting Ltd. (England)
85.	TMP Worldwide Executive Resourcing Limited (England)
86.	QD Group Limited (England)
87.	Melville Craig Group Limited (Scotland)
88.	The Definitive Group Limited (England)
89.	TMP Worldwide Contracting Ltd. (England)
90.	HW Daniel Bates Legal Ltd. (England)
91.	HW Daniel Bates Partnership Ltd. (England)
92.	HW Hall Alexander Ltd. (England)
93.	HW Hearst Austin Rowley Search & Selection Ltd. (England)
94.	HW Technology Ltd. (England)
95.	HW Martina Keane Associates Ltd. (England)
96.	HW Harrison Willis Ltd. (England)
97.	HW Trustees Ltd. (England)
98.	HW Group International Ltd. (England)
99.	HW Group Asia Pacific Pty Ltd. (Australia)
100.	QD Recruitment North Ltd. (England)
101.	QD Recruitment Ltd. (England)
102.	QD Toronto Branch (Canada)
103.	QD Asia Ltd. (Hong Kong)
104.	QD Consulting Group Ltd. (England)
105.	QD Conferencing Ltd. (England)

106.	QD Technology Ltd. (England)
107.	MCG Managed Services Ltd. (Scotland)
108.	Gem Personnel Select Ltd. (Cyprus)
109.	TMP Worldwide Limited (Cyprus)
110.	Interrecruit Consulting Limited (Cyprus)
111.	TMP Belgium NV (Belgium)
112.	TMP Worldwide SAS (France)
113.	TMP Worldwide Norway eResourcing Holding AS (Norway)
114.	TMP. Worldwide eResourcing Holding B.V. (Netherlands)
115.	Excel Resources International Limited (England)
116.	Kudos Recruitment Limited (England)
117.	TMP Worldwide eResourcing Ltd. (England)
118.	TMP.Worldwide Kft. (Hungary)
119.	TMP Personnel Select s.r.o. (Czech Republic)
120.	TMP Worldwide Sp. Zo. o. (Poland)
121.	TMP Worldwide s.r.o. (Slovakia)
122.	TMP Worldwide Executive Resourcing Luxembourg SA (Luxembourg)
123.	TMP Soler AS (Norway)
124.	TMP Worldwide eResourcing APS (Denmark)
125.	TMP. Worldwide eResourcing B.V. (Netherlands)
126.	Apex Computer Recruitment West Ltd. (England)
127.	Apex Computer Recruitment (UK) Ltd. (England)
128.	IT Managed Services Ltd. (England)
129.	Definitive Training Services Ltd. (England)
130.	Apex Computer Recruitment Limited (England)
131.	Apex IT Resources Ltd. (Ireland)
132.	Definitive Group IT Resources Pty Ltd. (Australia)
133.	Kudos Holdings Ltd. (England)
134.	The Kudos Partnership (Ireland) Ltd. (Ireland)
135.	The Kudos Partnership Ltd. (England)
136.	TMP Worldwide (ER) Payroll Services Ltd. (England)
137.	CRDP Sp.zo.o (Poland)
138.	Promen Sp.zo.o (Poland)
139.	Morgan & Banks (Hong Kong) Ltd.(Hong Kong)
140.	Maston Development Ltd. (Hong Kong)
141.	H. Neumann International (Asia) Ltd. (Hong Kong) (95% interest)

142.	The Wright Company Pte Ltd. (Singapore)
143.	TMP Worldwide Search (Indonesia)
144.	Labor LinQ Ltd. (New Zealand)
145.	TASA International BV (Netherlands)
146.	Morgan & Banks Ltd. (England)
147.	TMP Worldwide Executive Resourcing Limited (Ireland)
148.	TMP Worldwide Executive Resourcing Holding GmbH (Austria)
149.	Definitive IT Solutions Pty Ltd. (Australia)

Schedule 5.01(d)
TMP Group Employee Plans

401(k) Plan
High Value PPO Plan
Basic PPO Plan
Kaiser HMO Plan (for California employees only)
Aetna Dental Maintenance Organization Plan
Delta Dental Point-Of-Service Plan
Vision Service Plan
Basic Term Life Insurance
Accidental Death & Dismemberment Insurance
Short Term Disability Plan
Long Term Disability Plan
Transportation Flexible Spending Account Program
Health Care Reimbursement Flexible Spending Account Program
Dependent Care Flexible Spending Account Program

Schedule 7.01
Real Property

1.	622 Third Avenue, New York, New York
2.	Olympic Place, 7825 Washington Avenue, Bloomington, Minnesota
3.	L11 Angel Place 123, Pitt Street, Sydney, Australia
4.	17 Fullarton Rd, Kent Town, Adelaide, Australia
5.	Hewlett Packard House, Lvls 2, 4, 5 & 6, Quay St, Auckland, New Zealand
6.	L7, BNZ Centre, 1 Willis St Wellington, New Zealand
7.	PWC Centre, 119 Armagh St, Christchurch, New Zealand
8.	L15, F Natwest Tower, Times Square, 1 Matheson St Causeway Bay, Hong Kong
9.	7 Temasek Boulevard #08-01- #08-04 Suntec Tower One, Singapore
10.	Software technology Park, 2nd Floor, Block 4, Sector 29, Noida, Dehli, India
11.	53-63 Chancery Lane, Levels 1-3 and East 4, London, WC2 1QS
12.	Harbourside House, Ocean Square, 110 Commercial Street, Leith, Edinburgh EH6 6NF
13.	Marcel Thiry Laan 75-1200, Brussels, Belgium
14.	Moutstraat 56-9000, Ghent, Belgium
15.	Bld Grand Duchesse Charlotte 39, Luxembourg
16.	2141 East Camelback Road, Phoenix, Arizona
17.	222 N. Sepulveda Blvd., El Segundo, California
18.	16255 Ventura Blvd., Encino, California
19.	6800 Koll Center Pkwy., Pleasanton, California
20.	555 Twin Dolphin Drive, Redwood City, California
21.	595 Market Street, San Francisco, California
22.	21307 Hawthorne Blvd., Torrence, California
23.	1050 Connecticut Avenue, Washington, District of Columbia
24.	254(B) Plaza Drive, Oviedo, Florida
25.	3903 Northdale Blvd., Tampa, Florida
26.	4830 W. Kennedy Blvd., Tampa, Florida
27.	191 Peachtree St., Atlanta, Georgia
28.	8146 One Calais Avenue, Baton Rouge, Louisiana
29.	20030 Century Blvd., Germantown, Maryland
30.	175 Crossing Blvd., Framingham, Massachusetts
31.	7825 Washington Avenue, Bloomington, Minnesota
32.	Two Research Way, Princeton, New Jersey
33.	216 East 45th Street, New York, New York

34.	352 Park Avenue South, New York, New York
35.	565 Fifth Avenue, New York, New York
36.	812 Huron Road, Cleveland, Ohio
37.	50 West Broad St., Columbus, Ohio
38.	4900 S.W. Meadows, Lake Oswego, Oregon
39.	1700 Market Street, Philadelphia, Pennsylvania
40.	610 West Germantown Pike, Plymouth Meeting, Pennsylvania
41.	5722 Hickson Plaza Drive, Nashville, Tennessee
42.	816 Congress Avenue, Austin, Texas
43.	5956 Sherry Lane Place, Dallas, Texas
44.	20 Adelaide St. E., Toronto, Ontario, Canada
45.	Scotia Plaza, 40 King Street, Toronto, Ontario, Canada
46.	24411 Ridge Route Drive, Bldg B, Laguna Hills, California
47.	2990 Lucien Way, Suite 150, Maitland, Florida
48.	8280 Greensboro Drive, Suite 900, McLean, Virginia
49.	Westlake Corporate Center One, Tampa, Florida
50.	5301 N. Federal Hwy, Boca Raton, Florida
51.	656 E. Swedesford Rd., Suite 218, Wayne, Pennsylvania
52.	One City Centre, 1021 Main Street, Houston, Texas
53.	5 Clock Tower Place, Maynard, Massachusetts
54.	4055 Valley View, Dallas, Texas
55.	799 Market Street, San Francisco, California
56.	5301 N. Federal Hwy., Ste. 100 & 110, Boca Raton, Florida
57.	Westlake Corporate Center One, 9119, Corporate Lake Drive, Ste. 200, Tampa, Florida
58.	1900 Spring Road, Ste. 450, Oakbrook, Illinois
59.	3109 Poplarwood Court, Ste. 220, Raleigh, North Carolina
60.	65 Broadway, 19th floor, New York, New York
61.	100 Blockade Street, Suite 600, Cheswick, Pennsylvania
62.	110B Rear W. Chocolate Avenue, Hershey, Pennsylvania
63.	100 West Main Street, Suite 110, Lansdale, Pennsylvania
64.	The Landings, 55 Alpha Drive West, Pittsburgh, Pennsylvania
65.	656 E. Swedesford Rd. Ste. 218, Wayne, Pennsylvania
66.	390 St. Charles Way, York, Pennsylvania
67.	1000 Marina Blvd., #625, Brisbane, California
68.	10555 Wilshire Blvd., Ste. 1504, Los Angeles, California
69.	125 South Market Street, San Jose, California

70.	108 Park Center Plaza, San Jose, California
71.	2121 North California Boulevard, Walnut Creek, California
72.	101 S. Hall Lane, Ste. 200, Maitland, Florida
73.	1200 Abernathy Rd, NE/ 600- BAL, Atlanta, Georgia
74.	320 Congress Street, 7th Floor, -Boston, Massachusetts
75.	2 Executive Drive (106 Apple St), Tinton Falls, New Jersey
76.	260 Greensboro Drive, McLean, Virginia
77.	1964 Gallows Road, Vienna Virginia
78.	99 Almaden Blvd, San Jose, California
79.	5 Hutton Centre Dr., Ste 1050, Santa Ana, California
80.	970 West 190th Street, Gatewaw Tower, Suite 600, Torrance, California
81.	5100 E. Skelly Drive, #940, Tulsa, Oklahoma
82.	80 SW 8th Street, Suite 2910, Miami, Florida
83.	5775 Peachtree Dunwoody Road, Ste. C-470, Atlanta, Georgia
84.	1700 East Golf Road, Suite 175, Schaumburg, Illinois
85.	7272 Park Circle Dr., Ste 370, Hanover, Baltimore
86.	4000 Westchase Boulevard, Raleigh, North Carolina
87.	350 Mount Kemble Avenue, 1st Fl, Morristown, New Jersey
88.	580 Howard Avenue, 1st Floor, Somerset, New Jersey
89.	400 Lakeside Drive, Horsham, Pennsylvania
90.	1500 Walnut Street, Philadelphia, Pennsylvania
91.	Eleven Greenway Plaza, Houston, Texas
92.	1921 Gallows Road, Vienna, Virginia
93.	Metro Center One Station Place, Stamford, Connecticut
94.	225 West Wacker Drive Suite 2100, Chicago, Illinois
95.	One City Centre, 1021 Main Street, Houston, Texas
96.	49 Stevenson Street, #1200, San Francisco, California
97.	Key Tower 127 Public Square, Cleveland, Ohio
98.	100 Park Avenue, New York, New York
99.	99 Park Avenue, New York, New York
100.	601 Elm Street, Dallas, Texas
101.	1601 Elm Street, Dallas, Texas
102.	Three Riverway, Houston, Texas
103.	L13 Angel Place 123 Pitt St, Sydney, Australia
104.	L14 Angel Place 123 Pitt St, Sydney, Australia
105.	L15 Angel Place 123 Pitt St, Sydney, Australia

106.	L16 Angel Place 123 Pitt St, Sydney, Australia
107.	5/32 Walker St, North Sydney, Sydney, Australia
108.	L4 & L6 Macquarie St, Parramatta, Sydney, Australia
109.	Additional floor in Macquarie St, Sydney, Australia
110.	8/333 Collins St, Melbourne, Australia
111.	7/333 Collins St, Melbourne, Australia
112.	7/333 Collins St, Melbourne (dogleg), Australia
113.	7/8, 565 Bourke St, Melbourne, Australia
114.	541 Blackburn Rd, Mt Waverley, Melbourne, Australia
115.	15/26 Flinders St, Adelaide, Australia
116.	4/50 Grenfell St, Adelaide, Australia
117.	1/151 Henley Beach Rd, Torrensville, Adelaide, Australia
118.	6/26 St George's Tce, Perth, Australia
119.	5/26 St George's Tce, Perth, Australia
120.	New Perth CBD location, Perth, Australia
121.	17/66 Eagle St, Brisbane, Australia
122.	10/123 Eagle St, (Brook St), Brisbane, Australia
123.	10/123 Eagle St. Brisbane, Australia
124.	1/686 Sherwood Rd, Qld, Brisbane, Australia
125.	54 Marcus Clarke St, Canberra, Australia
126.	4/101 Mitchell St, Darwin, Australia
127.	TMP House, 640 Great South Road Penrose, Auckland, New Zealand
128.	Colmar Brunton House, 1-7 The Strand Takapuna, Auckland, New Zealand
129.	Gibson Sheet Centre, I Margaret St Lower Hutt., Wellington, New Zealand
130.	191 Queen St Auckland, New Zealand
131.	Group Rentals House, 636 Great South Rd Penrose, Auckland, New Zealand
132.	L4, 41 Shortland St, Auckland, New Zealand
133.	L2, 94 Dixon St, Wellington, New Zealand
134.	CMB House, 79 Cambridge Terrace, Christchurch, New Zealand
135.	4/F & 5/FJoire Hanzomon, 2-19 Hayabusa-cho Chiyoda-ku, Tokyo, Japan
136.	16F, City Air Tower, 159-9 Samsung-dong, Kangnam-ku, Seoul, Korea
137.	Suite 801, Hyundai Millenium Tower, 38 Xiaoyun aard, Chao Yang District, Beijing, China
138.	Room 1104, Central Plaza, 227 North Huang Road, Huangpu District, Shanghai, China
139.	Alma Link Building, Rm 806/03, 25 Soi Chidlom Ploenchit Rd, Lumpini Patumwan, Thailand
140.	Software technology Park, 2nd Floor, Block 4, Sector 29, Noida, Delhi, India
141.	401, Pavani Plaza, 6-2-984, Khairatabad, Hyderbad, India

142.	L8, 333 Collins St, Melbourne, Australia
143.	L26, 151 Queen St, Auckland, New Zealand
144.	L11 Angel Place 123 Pitt St, Sydney, Australia
145.	9 Clifton St, Richmond, Melbourne, Australia
146.	130 Royal St., East Perth, Australia
147.	AMP Annex, 10 Eagle St Brisbane, Australia
148.	7 Fullarton Rd, Kent Town, Adelaide, Australia
149.	2a/18 Bentham St Yarralumla, Canberra, Australia
150.	L2A, Hewlett Packard House, Quay St Auckland, New Zealand
151.	L7, BNZ Centre, 1 Willis St Wellington, New Zealand
152.	L15, F Natwest Tower, Times Square, 1 Matheson St Causeway Bay, Hong Kong
153.	34 A & B, Jalan Mohd Fuad 2, Taman Tun Dr Ismail, Kuala Lumpur, Malasia
154.	L2A, Hewlett Packard House, Quay St, Auckland, New Zealand
155.	8-2-316/A/6, Road No. 14, Banjara Hills, Hyderabad, India
156.	House no. 50, 9th Main, Indira Nagar, Bangalore, India
157.	402 Timmy Arcade, Andheri East, Mumbai, India
158.	Megabyte Bus & Comms centre, 3D, Ali Towers, Greams Rd, Chennai, India

Schedule 7.04(a)
TMP Marks

Schedule 7.04(d)
Marks Assigned to HHGI

Schedule 7.05(a)
TMP Intellectual Property

Schedule 7.05(b)
Intellectual Property Licensed to HHGI

Schedule 8.10
Continuation of Existing Arrangements after the Distribution

        Revenue Sharing Agreement between TMP and HHGI with respect to CFI (Career Fit Indicator) content application.

Exhibit A

HHGI Certificate of Incorporation

Exhibit B

HHGI Bylaws

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
DISTRIBUTION AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 PRE-DISTRIBUTION TRANSACTIONS; CERTAIN COVENANTS
ARTICLE 3 THE DISTRIBUTION
ARTICLE 4 INDEMNIFICATION
ARTICLE 5 EMPLOYEE MATTERS
ARTICLE 6 ACCESS TO INFORMATION
ARTICLE 7 CERTAIN OTHER AGREEMENTS
ARTICLE 8 MISCELLANEOUS
Schedule 2.01 HHGI Subsidiaries after Corporate Restructuring Transactions
Schedule 5.01(d) TMP Group Employee Plans
Schedule 7.01 Real Property
Schedule 7.04(a) TMP Marks
Schedule 7.04(d) Marks Assigned to HHGI
Schedule 7.05(a) TMP Intellectual Property
Schedule 7.05(b) Intellectual Property Licensed to HHGI
Schedule 8.10 Continuation of Existing Arrangements after the Distribution
  Exhibit A
  Exhibit B